               ACCEPTANCE INSURANCE COMPANIES INC.
                 COMPUTATION OF INCOME PER SHARE
for the three months and six months ended June 30, 1995 and 1994
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                 Three Months      Six Months
                               --------------- ----------------
                                1995   1994(a)   1995   1994(a)
                               ------- ------- -------  -------
PRIMARY EARNINGS PER SHARE:
Net income                     $ 1,499 $ 4,954 $ 4,482  $ 6,923
Adjustment for interest
  expense reduction and
  interest income from
  assumed proceeds               --        556    --      1,163
                               ------- ------- -------  -------
Adjusted net income            $ 1,499 $ 5,510 $ 4,482  $ 8,086
                               ======= ======= =======  =======
Weighted average number
  of shares outstanding         14,856   9,983  14,855    9,848
Adjustment for stock options       128    --       137     --
Adjustment for shares issuable    --     3,497    --      3,495
                               ------- ------- -------  -------
Adjusted weighted average
  number of shares outstanding  14,984  13,480  14,992   13,343
                               ======= ======= =======  =======
Primary earning per share      $.10    $.41    $.30     $.61
                               ======= ======= =======  =======
FULLY DILUTED EARNINGS
  PER SHARE:
Net income                     $ 1,499 $ 4,954 $ 4,482  $ 6,923
Adjustment for interest
  expense reduction and
  interest income from
  assumed proceeds               --        508    --      1,059
                               ------- ------- -------  -------
Adjusted net income            $ 1,499 $ 5,462 $ 4,482  $ 7,982
                               ======= ======= =======  =======
Weighted average number
  of shares outstanding         15,096  10,223  15,095   10,088
Adjustment for stock options       128    --       137     --
Adjustment for shares issuable    --     3,449    --      3,423
                               ------- ------- -------  -------
Adjusted weighted average
  number of shares outstanding  15,224  13,672  15,232   13,511
                               ======= ======= =======  =======
Fully diluted earnings per
  share                        $.10    $.40    $.29     $.59
                               ======= ======= =======  =======

(a) As of June 30, 1994, the number of shares of the Company's common stock obtainable of exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding. Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.

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